Exhibit 99.2

EOS ENERGY ENTERPRISES, INC.

FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS

Up to 27,367,171 Units Issuable Upon Exercise of Transferable Rights*

Enclosed for your consideration is a prospectus supplement, dated July 2, 2026 (together with the accompanying prospectus, the “Prospectus Supplement”), relating to the offering (the “Rights Offering”) by Eos Energy Enterprises, Inc. (the “Company”) of transferable rights (the “Rights”) to subscribe for units of the Company (the “Units”), by holders of record of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and warrants issued on April 14, 2023, May 17, 2023, December 19, 2023 and November 21, 2025 (“Participating Warrants”) as of 5:00 p.m., New York City time, on July 1, 2026 (the “Record Date” and such holders, the “Record Date Holders”).

Pursuant to the Rights Offering, the Company is issuing Rights to subscribe for up to 27,367,171 Units, each Unit consisting of one share of Common Stock and 0.4388 of a warrant to purchase one share of Common Stock at an exercise price of $5.481 per whole share (the “Warrants”), on the terms and subject to the conditions described in the Prospectus Supplement. The Rights may be exercised at any time during the subscription period, which commences on July 2, 2026. The Rights Offering will expire at 5:00 p.m., New York City time, on July 21, 2026, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Rights are transferable and are expected to be listed for trading on The Nasdaq Capital Market under the symbol “EOSER” beginning on July 6, 2026 until the Expiration Time.

As described in the Prospectus Supplement, Record Date Holders received one Right for each share of Common Stock and each Participating Warrant held by such holder as of the Record Date. Each whole Right entitles a holder (the “Rights Holder”) to purchase 0.071193 of a Unit, which is referred to as the “Basic Subscription Rights.” The total number of Rights to be issued to each Record Date Holder was rounded down to the nearest whole number and the subscription agent instructed, or instructed DTC to instruct, all brokers, dealers, trustees and depositaries for securities or any other agents who hold shares of Common Stock or Participating Warrants for the account of others to effect such rounding with respect to each beneficial holder. The subscription price per Unit is $5.481 (the “Subscription Price”), which is equal to an approximate 10% discount to the closing price of the Company’s common stock on June 29, 2026.

If any Units available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription Rights (the “Remaining Units”), a Rights Holder that has exercised fully its Rights pursuant to the Basic Subscription Rights may subscribe for any Remaining Units that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus Supplement, including as to proration. We refer to this over-subscription privilege as the “Over-subscription Privilege.”

The Rights will be evidenced by subscription certificates (the “Rights Certificates”). Enclosed are copies of the following documents:

1.	Prospectus Supplement, dated July 2, 2026; and

2.	Rights Certificate and Instructions for Use.

Your prompt attention is requested. To exercise Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Rights and the Over-subscription Privilege to Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to the Expiration Time. You are responsible for the method of delivery of Rights Certificates, any necessary accompanying documents and payment of the Subscription Price to the Subscription Agent. If you send the Rights Certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times. If you intend on making your cash payment of the Subscription Price by uncertified check, you should ensure that the Subscription Agent receives the appropriate materials by July 14, 2026 (at least five business days prior to the Expiration Time).

You will have no right to rescind your subscription following the Subscription Agent’s receipt of your payment of the Subscription Price, except as described in the Prospectus Supplement. Rights not exercised at or prior to the Expiration Time will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO SODALI & CO., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-(833) 225-0490 OR BY E-MAIL AT EOSE.info@investor.sodali.com.